Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8, dated September 22, 2016, to the Registration Statement (Form S-4 No. 333-208684), pertaining to the 2013 Long-Term Incentive Compensation Plan, 2004 Long-Term Incentive Compensation Plan, 2002 Long-Term Incentive Compensation Plan, 1999 Long-Term Incentive Compensation Plan, 1995 Long-Term Incentive Plan, and Savings and Retirement Plan of Starwood Hotels and Resorts Worldwide, Inc. of our reports dated February 18, 2016, with respect to the consolidated financial statements of Marriott International, Inc., and the effectiveness of internal control over financial reporting of Marriott International, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

September 22, 2016